EXHIBIT 21.1



                         SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY                JURISDICTION OF ORGANIZATION   BUSINESS NAMES
Corgenix, Inc.              Delaware                     Corgenix. Inc.
Corgenix (UK) Ltd.          United Kingdom               Corgenix (UK) Ltd.
health-outfitters.com, Inc. Colorado                     health-outfitters.com